NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES FISCAL 2016 FIRST QUARTER RESULTS

NEW YORK, NEW YORK (April 8, 2016) Griffin Industrial Realty, Inc. (Nasdaq: GRIF) (“Griffin”) reported rental revenue and total revenue for the three months ended February 29, 2016 (the “2016 first quarter”) of $6,682,000, as compared to rental revenue of $5,407,000, revenue from property sales of $826,000 and total revenue of $6,233,000 for the three months ended February 28, 2015 (the “2015 first quarter”). Griffin reported operating income of $804,000 in the 2016 first quarter as compared to an operating loss of ($213,000) in the 2015 first quarter. Griffin reported a net loss of ($335,000) and a basic and diluted net loss per share of ($0.07) in the 2016 first quarter, as compared to a net loss of ($708,000) and a basic and diluted net loss per share of ($0.14) in the 2015 first quarter.

The increase in rental revenue of $1,275,000 in the 2016 first quarter over the 2015 first quarter was due principally to a net increase in space leased. Profit from leasing activities (rental revenue less operating expenses of rental properties)1  increased to $4,516,000 in the 2016 first quarter from $2,994,000 in the 2015 first quarter. The increase of $1,522,000 in profit from leasing activities reflects the increase in rental revenue and, to a lesser extent, lower operating expenses of rental properties, due mostly to lower snow removal expenses in the 2016 first quarter than in the 2015 first quarter due to less severe weather.

The operating income in the 2016 first quarter as compared to an operating loss in the 2015 first quarter reflects the increase in profit from leasing activities discussed above and lower general and administrative expenses, partially offset by an increase in depreciation and amortization expense in the 2016 first quarter as compared to the 2015 first quarter. In addition, the 2015 first quarter included a gain from property sales (see below), whereas there was no such gain in the 2016 first quarter. Griffin’s lower net loss in the 2016 first quarter as compared to the 2015 first quarter was due principally to the improved operating results, partially offset by higher interest expense and taxes in the 2016 first quarter as compared to the 2015 first quarter. The lower general and administrative expenses reflect lower expenses related to Griffin’s non-qualified deferred compensation plan. The

1 Profit from leasing activities is not a financial measure in conformity with U.S. GAAP.  It is presented because Griffin believes it is a useful financial indicator for measuring results of its real estate leasing activities.  However, it should not be considered as an alternative to operating income as a measure of operating results in accordance with U.S. GAAP.

increase in depreciation and amortization expense principally reflects depreciation on real estate assets placed in service subsequent to the 2015 first quarter while the increase in interest expense was due principally to an increase in total mortgage loans from $80,544,000 as of February 28, 2015 to $94,248,000 as of February 29, 2016, partially offset by an overall lower interest rate on the mortgage loans in the 2016 first quarter as compared to the 2015 first quarter.

As of February 29, 2016, Griffin had approximately 2,807,000 square feet of space under lease as compared to approximately 2,376,000 square feet under lease as of February 28, 2015. The net increase of approximately 431,000 square feet (18%) in space leased reflects: (a) a lease of the entire approximately 280,000 square foot industrial/warehouse building (“5220 Jaindl Boulevard”) in the Lehigh Valley of Pennsylvania that was placed in service at the end of the fiscal 2015 third quarter; and (b) several new leases aggregating approximately 265,000 square feet in Griffin’s other properties, including the previously announced 2016 first quarter lease of approximately 102,000 square feet in 4270 Fritch Drive (“4270 Fritch Drive”), one of Griffin’s other Lehigh Valley industrial/warehouse buildings; partially offset by (c) several leases aggregating approximately 83,000 square feet that expired and were not renewed; and (d) a full building lease of approximately 31,000 square feet of industrial/warehouse space in Bloomfield, Connecticut that was terminated in the fiscal 2015 third quarter, prior to its scheduled expiration date, with Griffin receiving a payment in exchange for the early termination. The 31,000 square foot Bloomfield industrial/warehouse building was subsequently leased to a tenant that will relocate from one of Griffin’s office buildings once tenant and building improvement work related to the new lease is completed. The new lease at 4270 Fritch Drive became effective in the fiscal 2016 second quarter and that lease results in Griffin’s four Lehigh Valley industrial/warehouse buildings, aggregating approximately 931,000 square feet, becoming fully leased. Griffin started construction in the latter part of fiscal 2015 on 5210 Jaindl Boulevard (“5210 Jaindl Boulevard”), an approximately 252,000 square foot industrial/warehouse building in the Lehigh Valley that is not yet leased. The shell of 5210 Jaindl Boulevard is expected to be completed in the fiscal 2016 second quarter.

Property sales revenue and gain in the 2015 first quarter included only the recognition of previously deferred revenue and gain from the sale of approximately 90 acres of undeveloped land in Windsor, Connecticut (the “Windsor Land Sale”) that closed in the fiscal year ended November 30, 2013 (“fiscal 2013”). Under the terms of the Windsor Land Sale, Griffin and the buyer were each required to construct roadways connecting the parcel sold with existing town roads. There was no revenue or gain recognized in the 2016 first quarter because the roadwork remaining to be completed could not be done during the winter months that comprise the first quarter. The Windsor Land Sale is being accounted for using the percentage of completion method under which the total revenue of $8,968,000 is being recognized as total costs related to the Windsor Land Sale are incurred. From the closing of the Windsor Land Sale in fiscal 2013 through the end of the 2016 first quarter, Griffin has recognized approximately $8,256,000 of revenue and a pretax gain of approximately $6,228,000 of the total estimated pretax gain of approximately $6,765,000. The remaining revenue and pretax gain are expected to be recognized before the end of fiscal 2016.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The forward-looking statements disclosed herein, including the timing of completion of construction of 5210 Jaindl Boulevard and the timing of the recognition of revenue and pretax gain and the estimated total pretax gain from the Windsor Land Sale are based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin. Griffin’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various important factors, including those set forth in Item 1A under the heading “Risk Factors” in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 30, 2015. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.

Griffin Industrial Realty, Inc.

Consolidated Statements of Operations

(amounts in thousands, except per share data)

(unaudited)

	For the Three Months Ended
	Feb. 29, 2016	Feb. 28, 2015

Rental revenue (1)	$6,682	$5,407
Revenue from property sales (2)	—	826
Total revenue	6,682	6,233

Operating expenses of rental properties (1)	2,166	2,413
Depreciation and amortization expense	2,145	1,818
Costs related to property sales	—	204
General and administrative expenses	1,567	2,011
Total expenses	5,878	6,446

Operating income (loss)	804	(213)

Interest expense (3)	(1,091)	(927)
Investment income	7	34
Loss before income tax (provision) benefit	(280)	(1,106)
Income tax (provision) benefit	(55)	398
Net loss	$(335)	$(708)

Basic net loss per common share	$(0.07)	$(0.14)

Diluted net loss per common share	$(0.07)	$(0.14)

Weighted average common shares outstanding for computation of basic and diluted per share results	5,153	5,150

(1) Profit from leasing activities:

	For the Three Months Ended
	Feb. 29, 2016	Feb. 28, 2015
Rental revenue	$6,682	$5,407
Operating expenses of rental properties	2,166	2,413
Profit from leasing activities	$4,516	$2,994

(2) Property sales revenue in the 2015 first quarter reflected only the recognition of previously deferred revenue from the sale of approximately 90 acres of undeveloped land in Windsor, Connecticut (the "Windsor Land Sale") that closed in fiscal 2013 and is being accounted for under the percentage of completion method. Total revenue from the Windsor Land Sale was $8,968 and the estimated total pretax gain on sale is expected to be approximately $6,765 after all costs are incurred. There were no costs incurred in the 2016 first quarter, therefore, there was no revenue and gain from the Windsor Land Sale in the 2016 first quarter results of operations.

(3) Interest expense is primarily for mortgages on Griffin's rental properties.